Exhibit 10.36

DIRECTOR COMPENSATION

All compensation values are in US $	Proposed AFTER EMERGENCE

Board Service

Annual Cash Retainer	$75,000
Board Meeting Fees	$0
Annual Equity Grant	$75,000
Chairman	$150,000	(additional)

Audit Committee Service

Chair Retainer	$25,000
Member Retainer	$0
Meeting Fee	$0

Other Committee Service

Chair retainer	$15,000
Member Retainer	$0
Meeting Fee	$0

Total Direct Compensation Simulations

Typical Director	$150,000
Typical Committee Chair	$165,000
Typical Audit Committee Chair	$175,000

Share Ownership guideline

3 X Annual Cash Retainer, to be calculated at market value at time of testing.

Shares owned, unvested RSUs, and DSUs to count toward compliance

Requirement to hold on to shares received until target is met:

•        Vested RSUs settled in shares (net shares)

•        Shares equivalent to 50% of gain realized on exercised options